Exhibit (11)

                    FLORIDA ROCK INDUSTRIES, INC.
               COMPUTATION OF EARNINGS PER COMMON SHARE


                                                THREE MONTHS ENDED DECEMBER 31


                                                      1996            1995

Net income                                        $ 8,086,000     $ 5,495,000

Common shares:

Weighted average shares
 outstanding during the
 period                                             9,199,920       9,487,109

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share                                    75,417          32,304

Maximum potential shares
 includable in computation
 of primary earnings per share                      9,275,337       9,519,413
Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully diluted earnings
 per share                                              23,092         22,154
Maximum potential shares
 included in computation
 of fully diluted
 earnings per share                                  9,298,429      9,541,567

Primary earnings per
 common share                                            $.87           $.58

Fully diluted earnings
 per common share (a)                                    $.87           $.58

(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3%
          dilutive.